Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-55978) of The Hanover Compressor Company of our report dated June 27, 2005 relating to the statement of net assets available for benefits of The Hanover Companies Retirement Savings Plan, which appears in this Form 11-K.
/s/ PricewaterhouseCoopers LLP
Houston, Texas
June 27, 2006